EXHIBIT 1

EXECUTION VERSION

[*]

17 March 2020

Enel S.p.A.

Viale Regina Margherita 137

00198 Rome

Italy

Attention:

Alberto Maria Giuseppe De Paoli

Re: Share Swap Transaction

    The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between [*] (“[*]”) and ENEL S.p.A. (the “Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below, and supersedes all or any prior written or oral agreements in relation to the Transaction.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

References in this Confirmation to “Transaction” shall be deemed to be references to “Swap Transaction” for the purposes of interpreting the Swap Definitions, and references in the Swap Definitions to “Swap Transaction” shall be deemed to be references to “Transaction” for the purposes of interpreting this Confirmation.

1. This Confirmation evidences a complete and binding agreement between [*] and the Counterparty as to the terms of the Transaction, which shall be deemed to form a part of, and be subject to a separate ISDA Master Agreement on the same terms as the ISDA Master Agreement dated as of [*], as amended and supplemented from time to time, between [*] and the Counterparty but excluding any Credit Support Annex or other collateral agreement and excluding for the avoidance of doubt any transaction thereunder, effective on the Trade Date specified below (the “Agreement”). In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction evidenced herein.

2.       The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Trade Date:	17 March 2020
Effective Date:	18 March 2020

Termination Date:	The 61st calendar day immediately following the last day of the Initial Hedging Period or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day.

Shares:	Enel Chile SA ADR, ISIN: US29278D1054, CUSIP: 29278D105, Bloomberg Ticker: ENIC US <Equity>, relating to shares issued by Enel Chile SA (the “Issuer”)

Exchange(s):	New York Stock Exchange

Related Exchange(s):	Not Applicable

Floating Amount:

Floating Amount Payer:	Counterparty

Notional Amount:	In respect of any day, the Equity Notional Amount applicable on such day, provided that, in respect of any Calculation Period during which any part of the Initial Hedging Period occurs, the Notional Amount applicable in respect of determining the Floating Amount in respect of such Calculation Period shall be the arithmetic average of the Equity Notional Amounts applicable on each day during such Calculation Period.

Floating Rate Period End Dates:	Each quarterly anniversary of the Effective Date, from and including the date falling 3 calendar months after the Effective Date to the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention, and the Termination Date.

Floating Rate Payment Dates:	In respect of each Calculation Period, each day that is four Business Days after the Floating Rate Period End Date at the end of that Calculation Period, except in respect of the Floating Rate Period End Date that is the Termination Date, the Floating Rate Payment Date shall be the Termination Date.

Floating Rate Option:

[*]

To the extent that (i) Regulation (EU) 2016/2011 of the European Parliament and of the Council of 8 June 2016 (as amended from the time to time, the “EU Benchmark Regulation”) would apply in relation to the benchmark specified as the Floating Rate Option and (ii) (a) such benchmark materially changes or ceases to be provided (in each case, within the meaning of the EU Benchmark Regulation) or (b) the use of such benchmark is no longer permitted under the EU Benchmark Regulation, then the Calculation Agent shall determine a replacement benchmark as the Floating Rate Option.

Floating Rate Day Count Fraction:	Actual/360

Designated Maturity:	[*]

Spread:	[*]

Reset Dates:	The first day of each Calculation Period

Business Days:	New York

Equity Amounts:

Equity Amount Payer:	[*]

Equity Amount Receiver:	Counterparty

Number of Shares:	On any day from, and including, the Effective Date, the aggregate number of Shares, not to exceed the Maximum Number of Shares, in respect of which the Hedging Party has established Initial Hedge Positions on and prior to such day, as determined by the Calculation Agent.

Maximum Number of Shares:	5,232,809, or such lower number as notified by Counterparty to [*] and the Calculation Agent from time to time in a Counterparty Election Notice, which number shall not be less than the Number of Shares applicable as at the effective date of such Counterparty Election Notice.

Initial Hedge Positions:	The Hedge Positions established by the Hedging Party during the Initial Hedging Period.

Initial Hedging Period:

The period from, and including, the Effective Date to, and including, the earliest of (a) the day on which the Hedging Party completes establishing Initial Hedge Positions in respect of the Maximum Number of Shares, (b) the Initial Hedging Period End Date and (c) the effective date of a Counterparty Election Notice in which Counterparty notifies [*] and the Calculation Agent that it wishes to end the Initial Hedging Period.

The Hedging Party will use its reasonable efforts to establish its Initial Hedge Positions in such a way so the number of Shares in respect of which the Hedging Party establishes its Initial Hedge Positions in respect of each Exchange Business Day will be as close as reasonably practicable to the Target Daily Shares; provided, however, that in no event will the number of Shares in respect of which the Hedging Party establishes its Initial Hedge Positions in respect of an Exchange Business Day exceed (a) the 4 Week Target Daily Shares or (b) if there is a public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any Merger Transaction (such announcement, a “Public Announcement”), from the Notification of Public Announcement until the Notification of Completion of Merger Transaction Restricted Period (the “Merger Transaction Restricted Period”), the lesser of (i) the 4 Week Target Daily Shares and (ii) the average daily number of Shares in respect of which the Hedging Party has established its Initial Hedge Positions during the three full calendar months preceding the date of such Public Announcement, as determined by the Calculation Agent (the “Merger Target Daily Shares”). The price per Share at which the Hedging Party establishes its Initial Hedge Positions may not exceed the Maximum Share Reference Price. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalisation of the Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

In respect of each Exchange Business Day during the Initial Hedging Period, the Calculation Agent shall notify Counterparty, by no later than 10:00 am New York City time on the immediately following Business Day, of (a) the number of Shares in respect of which the Hedging Party established Initial Hedge Positions on such day and (b) the VWAP Price, in each case in respect of such Exchange Business Day. The Calculation Agent shall notify Counterparty no later than 10:00 a.m., New York City time on the Business Day following the last day of the Initial Hedging Period of the occurrence of the last day of the Initial Hedging Period.

Target Daily Shares:	In respect of each Scheduled Trading Day during the Initial Hedging Period, the lower of: (a) the product of (i) the average daily trading volume reported for the Shares during the four calendar weeks preceding the week of such Scheduled Trading Day, as determined by the Calculation Agent by reference to Bloomberg page “ENIC US <Equity> HP”, or if such information is not available for whatever reason or is manifestly incorrect, as determined by the Calculation Agent acting in a commercially reasonable manner and (ii) [*]% (the “4 Week Target Daily Shares”); and (b) the product of (i) the aggregate number of Shares, as determined by the Calculation Agent, traded through order-book, automated trades on the Exchange which are Eligible Transactions and (ii) [*]%, or such other percentage (subject to a maximum of [*]%) as notified by Counterparty to [*] and the Calculation Agent from time to time in a Counterparty Election Notice (the “Modified Target Daily Shares”); provided, however, that if there is a Notification of Public Announcement, for the duration of the Merger Transaction Restricted Period, then the lower of (x) the 4 Week Target Daily Shares, (y) the Modified Target Daily Shares and (z) the Merger Target Daily Shares.

Initial Hedging Period End Date:	[*]

Equity Notional Amount:

On each day:

(a)   from, and including, the Effective Date to, but excluding, the final day of the Initial Hedging Period, an amount equal to the sum of the Daily Equity Notional Amounts in respect of each Exchange Business Day up to and including such day; and

(b)   from, and including, the final day of the Initial Hedging Period, an amount equal to the sum of all Daily Equity Notional Amounts in respect of each Exchange Business Day in the Initial Hedging Period, provided that in each case the total number of Shares in respect of all such Daily Equity Notional Amounts shall not exceed the Number of Shares as at such day.

Daily Equity Notional Amount:	In respect of each Exchange Business Day, an amount in USD equal to the product of: (a) the number of Shares in respect of which the Hedging Party has established Initial Hedge Positions on such day; and (b) the VWAP Price in respect of such day.

VWAP Price:

For any Exchange Business Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last thirty minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and thirty minutes before the scheduled close of the primary trading in the market where the trade is effected, (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (v) trades with a price per Share above the Maximum Share Reference Price, in each case as determined in good faith by the Calculation Agent (all such trades other than any trades described in clauses (i) to (v) above, “Eligible Transactions”). Counterparty acknowledges and agrees that the Calculation Agent may refer to the Bloomberg Page “ENIC US <Equity> AQR SEC” (or any successor thereto) (the “VWAP Source Page”), in its judgment, for such Exchange Business Day to determine the VWAP Price, and where the methodology applied by Bloomberg in producing the VWAP Source Page is more restrictive than clauses (i) to (iv) above, the Calculation Agent may, in its sole discretion, determine the VWAP Price using such methodology rather than clauses (i) to (iv) above.

Maximum Share Reference Price:	[*]

Valuation Disruption:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Initial Hedging Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs in the Initial Hedging Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Initial

Hedging Period End Date by the number of Disrupted Days, but not exceeding eight Scheduled Trading Days.

In the event that the Hedging Party concludes, in its sole discretion, that it is advisable, based on the advice of counsel, with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by the Hedging Party), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Scheduled Trading Days during the Initial Hedging Period, the Hedging Party may, by written notice to Counterparty, elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Scheduled Trading Days.

Counterparty Election Notice:

A notice in the form set out in the Appendix delivered by Counterparty to [*] and the Calculation Agent (which notice shall be delivered by email to the address set out in the “Offices and Notices” provision below).

[*] and the Calculation Agent may treat a Counterparty Election Notice as having been duly authorized by Counterparty if it appears to be signed by any of the following persons and delivered from any of the following email addresses, or any other persons and email addresses as may be notified to [*] by Counterparty for such purpose from time to time:

Alberto Maria Giuseppe De Paoli:

albertomariagiuseppe.depaoli@enel.com

Giulio Fazio: giulio.fazio@enel.com

Marco Palermo: marco.palermo@enel.com

Joaquin Valcarcel Martinez: joaquin.valcarcel@enel.com

Effective Date of Counterparty Election Notice:

A Counterparty Election Notice validly delivered to [*] and the Calculation Agent shall be effective and any related amendments made in such Counterparty Election Notice shall take effect:

(i) in respect of a Counterparty Election Notice in which Counterparty states that it wishes to end the Initial Hedging Period and if acknowledged (such acknowledgement not to be unreasonably withheld or delayed) by [*] and the Calculation Agent on an Exchange Business Day (“Day T”) or earlier than four hours before the open of the regular trading session on the Exchange for the Shares on the next Exchange Business Day following Day T, on Day T;

(ii) in respect of a Counterparty Election Notice delivered pursuant to the definitions of Maximum Number of Shares, Target Daily Shares or Maximum Share Reference Price and if acknowledged (such acknowledgement not to be unreasonably withheld or delayed) by [*] and the Calculation Agent earlier than four hours before the open of the regular trading session on the Exchange for the Shares on any

Exchange Business Day, on such Exchange Business Day; and

(iii) in any other case, on the next following Exchange Business Day after acknowledgement (such acknowledgement not to be unreasonably withheld or delayed) by [*],

and in each case as from such earlier time as may be agreed in writing by [*] and Counterparty.

[*] shall notify Counterparty of any such effective date described above in its acknowledgement of the related Counterparty Election Notice (unless a different time has been agreed in writing by [*] and Counterparty).

Equity Notional Reset:	Not Applicable

Type of Return:	Total Return

Interim Exchange Amounts payable by Counterparty:

Interim Exchange Dates:	In respect of each Interim Exchange Period, each day that is four Business Days after the Interim Exchange Period End Date at the end of that Interim Exchange Period.

Interim Exchange Period End Dates:	The last Business Day of each month during the Initial Hedging Period and the Business Day following the last day of the Initial Hedging Period.

Interim Exchange Amounts:	In respect of each Interim Exchange Date, an amount in USD equal to the sum of the Daily Interim Exchange Amounts in respect of each Scheduled Trading Day in the Interim Exchange Period ending immediately prior to such Interim Exchange Date.

Daily Interim Exchange Amount:

In respect of a Scheduled Trading Day, an amount equal to the product of:

(a)   [*]; and

(b)   the number of Shares in respect of which the Hedging Party has established Initial Hedge Positions on such day.

Interim Exchange Periods:	Each period from, and including, one Interim Exchange Period End Date to, but excluding, the next following Interim Exchange Period End Date, except that (a) the initial Interim Exchange Period will commence on, and include, the first day of the Initial Hedging Period and (b) the final Interim Exchange Period will end on, and include, the last day of the Initial Hedging Period.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Date:	Termination Date

Settlement Currency:	USD

Settlement Method Election:	Not Applicable

Dividends:

The Equity Amount Payer will pay to the Equity Amount Receiver on each Dividend Payment Date an amount equal to the product of (a) the Dividend Amount and (b) the aggregate number of Shares that the Hedging Party holds as its Hedge Positions on the record date corresponding to such Dividend Payment Date.

Dividend Period:	The period from, but excluding the Effective Date to, but excluding, the Settlement Date.

Dividend Amount:

In respect of each Dividend Payment Date during the Dividend Period, the net cash amount per Share, less any applicable withholding tax (to the extent not reflected in the net cash amount) paid by the Depositary to holders of record of the Shares that are broker dealers similarly situated to the Hedging Party, including without limitation being subject to the same securities and other laws and rules and regulations of any securities or other regulators, exchanges and self-regulating organizations as those to which the Hedging Party is subject with respect to Hedge Positions relating to such Transaction.

Dividend Payment Date:	The day falling 2 Currency Business Days after payment of the dividend by the Depository.

Re-investment of Dividends:	Not Applicable

Adjustment Events:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Merger Event:

Applicable. Section 12.1(b) of the Equity Definitions shall be amended by:

(a)    inserting the words “announcement or occurrence of any transaction or event, or series of transactions or events, that is, results in, or if consummated would result in any” immediately before sub-paragraph (i); and

(b)   replacing the words “the Merger Date is” in the fourth last line with the words “such Merger Event occurs”.

Sections 12.1(i), 12.2(b) and 12.2(d) of the Equity Definitions shall be amended by replacing each instance of the words “Merger Date” with the words “Merger Event”.

Section 12.1(i) of the Equity Definitions shall further be amended by replacing the words “promptly scheduled” in the third line with the word “proposed”.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Nationalisation, Insolvency or Delisting:	Cancellation and Payment

Determining Party:	[*]

Tender Offer:

Applicable. Section 12.1(d) of the Equity Definitions shall be amended by:

(a)   inserting the words “the announcement or occurrence of” before the words “a takeover offer” on the first line; and

(b)   inserting the words “, or would result if consummated,” after the words “that results” on the second line.

Sections 12.1(i), 12.3(a) and 12.3(c) of the Equity Definitions shall be amended by replacing each instance of the words “Tender Offer Date” with the words “Tender Offer”

Consequences of Tender Offer:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Additional Disruption Events:

(a) Failure to Deliver:	Applicable

(b) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby replaced in its entirety by the following: ““Change in Law” means that, on or after the Trade Date of any Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), a party to such Transaction determines in good faith that (X) it has become, or will become, illegal for it or the Hedging Party to hold, acquire or dispose of Hedge Positions relating to such Transaction, or (Y) it or the Hedging Party has incurred, or will incur, a materially increased cost in performing its obligations under, or holding, acquiring or disposing of any Hedge Positions relating to, the Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position).”

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Loss of Stock Borrow:	Not Applicable

(f) Increased Cost of Stock Borrow:	Not Applicable

(g) Increased Cost of Hedging: (h) Hedging Party:	Applicable [*] or any of its Affiliates

Determining Party:	[*]

Additional Representations:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:

Applicable. The parties agree that nothing in this Confirmation, including, but not limited to, the paragraphs “Number of Shares”, “Equity Notional Amount”, “Daily Equity Notional Amount”, “Initial Hedging Period”, “Floating Amount” and “Dividend Amount”, or any other communication or agreement between the parties, will vary, amend or otherwise affect the agreements and acknowledgments in sub-paragraphs (i) and (ii) of Section 13.2(a) of the Equity Definitions.

Additional Acknowledgments:	Applicable

3.     Calculation Agent: [*]

4.     Account Details:

        Account for payments to [*]:   To be separately advised.

        Account for payments to Counterparty:   To be separately advised.

5.     Offices and Notices:

(A)     The Office of [*] for the Transaction is as follows. All notices in relation to the Transaction shall be delivered to the addresses specified below, save that notices in respect of Sections 5, 6, 7, 11 and 13 of the Agreement shall be delivered to the address specified in the Agreement:

[*]

(B)      The Office of the Counterparty for the Transaction is:

Enel S.p.A. Viale Regina Margherita 137 00198 Rome Italy Attention: Marco Palermo/Joaquin Valcarcel Martinez Email: marco.palermo@enel.com / joaquin.valcarcel@enel.com

6.     Other Provisions:

(a)	Time of Dealing: The time of dealing will be confirmed by [*] upon written request.

(b)	Retail Client: Each party represents that it is not a retail client as defined in the Rules of The Financial Conduct Authority.

(c)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010, the parties hereby agree to specifically reserve their respective rights under any Transaction hereunder or under this Confirmation, the Definitions or the Agreement.

7.     Additional Representations and Undertakings:

A. Counterparty Representations and Undertakings. For the purposes of Section 3 of the Agreement, Counterparty represents and undertakes to [*] on the Trade Date, the Effective Date and the Settlement Date that:

(a)	Counterparty is not on the Trade Date, and will not be on any date on which Counterparty takes any action hereunder or in connection herewith that would constitute an amendment, modification or waiver hereof, aware of any material non-public information regarding the Shares or the Issuer, except that on any date on which it delivers a Counterparty Election Notice to end the Initial Hedging Period pursuant to limb (c) of the definition thereof, Counterparty will not be aware of any material non-public information which would: (i) restrict its ability to deal in or take any action in relation to the Shares or instruments whose profitability is determined by the Shares; or (ii) affect its ability to enter into and perform its obligations under the Transaction or in relation to any such action;

(b)	(i) The Transaction and the Related Transaction (including, for purposes of the representation in this clause (b), any hedging and settlement activity by [*] or the Hedging Party in respect of the Transaction or the Related Transaction) does not and will not violate Rule 14e-3 under the Exchange Act, and (ii) Counterparty and each of its Affiliates has not (taking into account the Transaction and the Related Transaction) taken “a substantial step or steps” (within the meaning of Rule 14e-3 under the Exchange Act) toward commencing a tender offer;

(c)	Counterparty has made, and will make, all filings required to be made by it with the Securities and Exchange Commission, the Chilean Commission for the Financial Market (Comisión para el Mercado Financiero or “CMF”), the Exchange and any other securities exchange (whether located in the United States or otherwise) or any other regulatory body (whether located in the United States or otherwise), or any other disclosure required by, but not limited to, the Chilean Act No. 18,045 on Securities Market and by general rule No. 269 of the CMF, with respect to the Transaction and the Related Transaction;

(d)	None of Counterparty, Issuer or any other “affiliated purchaser” (as defined in Rule 10b-18) of the Issuer shall, without the prior written consent of [*], directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during the Initial Hedging Period;

(e)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof;

(f)	Counterparty is not, and after giving effect to the Transaction and the Related Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(g)	Counterparty represents and warrants to [*] on the Trade Date and at all times thereafter that it has complied with and will comply with all laws and regulations to the extent applicable to the Transaction and the Related Transaction, including without limitation, in relation to (i) any approval, decision, consent or authorisation of any competent authority and (ii) any disclosure obligations, except, in each case, where any non-compliance would not have a material adverse effect on the parties, the Hedging Party, the Transaction or the Related Transaction;

(h)	Counterparty represents and warrants to [*] on the Trade Date and on any date on which it performs an obligation or exercises a right under the Transaction that the execution, delivery and performance, as the case may be, of the Transaction, the Related Transaction, this Confirmation, the Agreement and the Related Agreement:

(i)	will not constitute a breach of any obligation of Counterparty or result in a default under any agreement to which Counterparty is subject or a party to or by which Counterparty is, or its assets are, bound, except for any breach or default as would not have a material adverse effect on the parties, the Hedging Party, the Transaction or the Related Transaction;

(ii)	falls within its relevant corporate authorisations and powers and does not violate or conflict with any law applicable to Counterparty, any provision of Counterparty’s constitutional documents, any order or judgment of any court or other agency of government applicable to Counterparty or any of Counterparty’s relevant assets, except for any violation or conflict as would not have a material adverse effect on the parties, the Hedging Party, the Transaction or the Related Transaction;

(i)	Counterparty covenants to [*] that it will file an amendment to the Statement on Schedule 13D originally filed by the Counterparty with the U.S. Securities and Exchange Commission on August 12, 2016, as amended and supplemented from time to time, disclosing the Transaction (the “Schedule 13D Amendment”) promptly following the date of the Agreement; and

(j)	Counterparty represents and warrants to [*] on the Settlement Date that it will not, as a consequence of delivery of Shares to it by [*] pursuant to the terms of this Confirmation, provided that the number of Shares to be delivered by [*] is not in excess of the Maximum Number of Shares, or pursuant to any other agreement or financial instrument, hold more than 65% of the voting share capital of the Issuer.

B. Counterparty Representations, Warranties and Covenants. Counterparty represents, warrants and covenants to [*] on the Trade Date that:

(a)	Counterparty is entering into this Confirmation and the Transaction hereunder and entered into the Related Agreement and the Related Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any “corresponding or hedging transaction or position” (within the meaning of Rule 10b5-1) with respect to the Shares or the Underlying Shares. Counterparty acknowledges that it is the intent of the parties that the Transaction entered into under this Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c);

(b)	During the Initial Hedging Period, the Hedging Party may effect transactions in Shares in connection with the Transaction. Without prejudice to Section 7(D) hereof, the timing of such transactions by the Hedging Party, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Hedging Party. Counterparty acknowledges and agrees that, without prejudice to Section 7(D) hereof, all such transactions shall be made in the Hedging Party’s sole judgment and for the Hedging Party’s own account;

(c)	Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether [*] (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with the Transaction, including, without limitation, over how, when or whether [*] (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1;

(d)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty is aware of any material non-public information regarding the Issuer or the Shares;

(e)	Counterparty shall not take, and shall not permit the Issuer to take, any action that would cause a “restricted period” (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares are a “reference security” (as defined in Regulation M), by any “affiliated purchasers” (as defined in Regulation M) of the Issuer during the Initial Hedging Period, unless Counterparty has provided written notice to [*] of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such restricted period. Counterparty acknowledges that any such notice may cause a Disrupted Day to occur and, accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 7(B)(f) below as if references to the Public Announcement were to such notice (it being understood that the eight-Scheduled-Trading-Day Period set forth opposite “Valuation Disruption” shall not apply as a result of any such Disrupted Day). Counterparty shall promptly notify [*] of the end of any such restricted period which, for purposes of the definition of “Target Daily Shares” above, shall be deemed to continue until the opening of the next regular trading session on the Exchange for the Shares after such notification; and

(f)	Counterparty:

(i)	will not, during the Initial Hedging Period, make or permit the Issuer to make, or, to the extent within its control, otherwise permit to be made, any Public Announcement unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)	shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange for the Shares) notify [*] following any such Public Announcement that such Public Announcement has been made (such notice, a “Notification of Public Announcement”);

(iii)	shall promptly notify [*] of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders (such notice, a “Notification of Completion of Merger Transaction Restricted Period”); and

(iv)	acknowledges that a Public Announcement may cause the terms of the Transaction to be adjusted; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in the provisions of Paragraph 7(B)(d) above. In addition, Counterparty agrees that all notices delivered pursuant to this sub-paragraph (f) shall be delivered by email to the address set out in the “Offices and Notices” provision below.

Counterparty undertakes promptly to inform [*] if any such representation is or becomes untrue or incorrect.

Counterparty acknowledges that [*] is entering into this Transaction in express reliance upon the above representations and undertakings.

C. Mutual Representations and Covenants. In addition to the representations, warranties and covenants in the Agreement and in this Confirmation, each party represents, warrants and covenants to the other party that:

(a)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended);

(b)	The offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws; and

(c)	Subject to Section 8, it will keep the terms of the Transaction and the Related Transaction, other than those terms disclosed in the Schedule 13D Amendment, confidential except (i) as is required (and only to such extent) for compliance with the disclosure obligations set out in Section 7(A)(c) above, (ii) if otherwise required by law, regulation or any stock exchange, (iii) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, institution or department of competent authority; (iv) in order to bring or establish a defence to any legal or regulatory proceeding, investigation, dispute or claim, (v) if now or later generally available to the public other than as a result of such party’s breach of this provision, (vi) disclosed to its Affiliates and its or their directors, officers, accountants, auditors, employees, outside counsel and other agents, or (vii) disclosed to any party with the consent of the other party.

D. Rule 10b-18. In connection with bids and purchases of Shares in connection with the Hedging Party’s establishment of its Initial Hedge Positions, [*] shall use commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond [*]’s or the Hedging Party’s control.

For the purposes of the above representations and undertakings:

“Related Transaction” means the share swap transaction relating to common stock of Enel Chile SA between [*] and Counterparty with a trade date on 5 December 2019 as may be amended, supplemented or adjusted from time to time.

“Related Agreement” means the confirmation (including the ISDA Master Agreement of which such confirmation is deemed to be subject and to form a part) entered into between [*] and Counterparty in relation to the Related Transaction as may be amended, supplemented or adjusted from time to time.

8.       Non-confidentiality:

[*] and Counterparty agree that Counterparty and Counterparty’s employees, representatives, or other agents are authorized to disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transaction and all analyses that have been provided to Counterparty relating to such tax treatment and tax structure.

9.       Securities Contract:

The parties hereto intend that (i) [*] be a financial institution within the meaning of Section 101(22) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), (ii) the Agreement and this Confirmation be a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, (iii) each and every transfer of funds, securities and other property under the Agreement and this Confirmation be a settlement payment or a margin payment and a transfer, as such terms are used in Section 546(e) of the Bankruptcy Code, (iv) the rights given to [*] hereunder upon an Event of Default constitute a contractual right to cause the liquidation, termination or acceleration of a securities contract, a contraction right to offset or net out any termination value, payment amount or other transfer obligation and a contractual right under a security agreement or arrangement or other credit enhancement, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code, and (v) [*] be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

10.     Indemnification

[*]

11.     Designation by [*]:

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing [*] to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, [*] may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform [*]’s obligations in respect of the Transaction hereunder and any such designee may assume such obligations. [*] shall be discharged of its obligations to Counterparty only to the extent of any such performance.

12.     Waiver of Jury Trial:

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS

APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

13.     Depository Receipt Provisions:

(a)      For the purposes of this Confirmation the following definitions will apply:

“Depository” means, in relation to the Shares, the issuer of the Shares or any successor issuer of the Shares from time to time.

“Deposit Agreement” means, in relation to the Shares, the agreements or other instruments constituting the Shares, as from time to time amended or supplemented in accordance with their terms.

“DR Amendment” means, where specified as applicable to a definition or provision, that the following changes shall be made to such definition or provision: (a) all references to “Shares” shall be deleted and replaced with the words “Shares and/or the Underlying Shares”; and (b) all references to “Issuer” shall be deleted and replaced with the words “Issuer or Depository, as appropriate”.

“Replacement DRs” means depository receipts other than the Shares over the same Underlying Shares.

“Underlying Shares” means the ordinary shares or other securities which are the subject of the Deposit Agreement.

(b)     The following amendments shall be made to the Equity Definitions:

(i)	Section 11.2(c) of the Equity Definitions shall be amended by deleting all references to “Issuer” and replacing them with the words “Issuer or Depository, as appropriate”.

(ii)	The definition of Potential Adjustment Event in Section 11.2(e) of the Equity Definitions shall be amended as follows:

(a)	the DR Amendment shall be made, provided that an event under Section 11.2(e)(i) to (vii) of the Equity Definitions in respect of the Underlying Shares shall not constitute a Potential Adjustment Event unless, in the opinion of the Calculation Agent, such event has a diluting or concentrative effect on the theoretical value of the Shares; and

(b)  (A) ‘or’ shall be deleted where it appears at the end of (vi);

(B) ‘.’ shall be deleted where it appears at the end of (vii) and replaced with ‘; or’; and

(C) the following shall be inserted as provision (viii): “(viii) the making of any amendment or supplement to the terms of the Deposit Agreement”.

(ii)	Following the declaration by the Issuer of the terms of any Potential Adjustment Event in relation to the Underlying Shares, Calculation Agent Adjustment shall apply. In making any adjustment following any Potential Adjustment Event, the Calculation Agent may (amongst other factors) have reference to any adjustment made by the Depository under the Deposit Agreement. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, it shall notify the parties that the relevant consequence shall be the termination of the Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.

(iii)	If a Potential Adjustment Event occurs under Section 11.2(e)(viii) of the Equity Definitions (as amended by this Confirmation), then the following amendments shall be deemed to be made to Section 11.2(c) in respect of such Potential Adjustment Event:

(a)	the words “the Calculation Agent will determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the relevant Shares” shall be deleted and replaced with the words “the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on such Transaction”; and

(b)	the words “as the Calculation Agent determines appropriate to account for that diluting or concentrative effect” shall be deleted and replaced with the words “as the Calculation Agent determines appropriate to account for such material economic effect on such Transaction”.

(iv)	In addition to the other amendments made in this Confirmation, the definitions of “Merger Event”, “Tender Offer”, “Share-for-Share”, “Share-for-Other” and “Share-for-Combined” in Section 12.1 of the Equity Definitions shall be amended in accordance with the DR Amendment.

(v)	Following the declaration by the Issuer of the terms of any Merger Event or Tender Offer in relation to the Underlying Shares, “Calculation Agent Adjustment” shall apply, provided that in each case where the Calculation Agent makes an adjustment to the Transaction the Calculation Agent may (amongst other factors) have reference to any adjustment made by the Depository under the Deposit Agreement.

(vi) The definitions of “Nationalization”, “Insolvency” and “Delisting” in Section 12.6 of the Equity Definitions shall be amended in accordance with the DR Amendment.

(vii) The consequence of a Nationalization or Insolvency in respect of the Depository shall be Cancellation and Payment (Calculation Agent Determination).

(viii) If a Delisting of the Shares occurs or the Depository announces that the Deposit Agreement is (or will be) terminated, then:

(A) Cancellation and Payment (Calculation Agent Determination) will apply as provided in this Confirmation; provided that the parties may agree that a replacement of the Shares with Replacement DRs or the Underlying Shares should take place and that one or more terms of the Transaction should be amended, and if the parties so agree, then Cancellation and Payment (Calculation Agent Determination) shall not apply in respect of such Delisting or termination of the Deposit Agreement, as applicable, and references to Shares herein shall be replaced by references to such Replacement DRs or the Underlying Shares, as applicable, and any agreed amendments will be made, in each case with effect from the date agreed by the parties; and

(B) where Cancellation and Payment (Calculation Agent Determination) applies under clause (viii)(A) above in respect of a termination of the Deposit Agreement, the Equity Definitions shall be interpreted as follows: (i) such termination shall be deemed to be an “Extraordinary Event”; (ii) Cancellation and Payment (Calculation Agent Determination) shall apply as defined in Section 12.6(c)(ii) of the Equity Definitions; and (iii) the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall include the following additional clause (vii) at the end of the first sentence thereof: “(vii) in the case of a termination of the Deposit Agreement, the date of the first public announcement by the Depository that the Deposit Agreement is (or will be) terminated”.

(ix)	The definition of “Insolvency Filing” in Section 12.9(a)(iv) of the Equity Definitions shall be amended in accordance with the DR Amendment.

(x)	For the avoidance of doubt, where a provision is amended by this Section 13 in accordance with the DR Amendment, if the event described in such provision occurs in respect of the Underlying Shares or the Issuer, then the consequence of such event shall be interpreted consistently with the DR Amendment and such event.

Trade data of this transaction has been reported pursuant to applicable E.U. law to the following swap data repository: DTCC Derivatives Repository Limited

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by email to [*]. If you have any questions regarding this Confirmation please contact [*].

Very truly yours,

[*]

By:

Name:

Title:    Authorised Signatory

[Signature page to Confirmation]

Accepted and confirmed as of

the date first above written

Enel S.p.A.

By:

Name:

Title:

[Signature page to Confirmation]

Appendix

Form of Counterparty Election Notice

From: [ENEL contact details]

To: [*] (as [*] and Calculation Agent)

[*]

By Email

Counterparty Election Notice relating to Share Swap Transaction

[date]

Dear Sirs,

The purpose of this notice (this “Counterparty Election Notice”) is to amend certain of the terms and conditions of the share swap transaction (the “Transaction”) on Enel Chile SA ADR (Bloomberg Ticker: ENIC US <Equity>) entered into between [*] (“[*]”) and ENEL S.p.A. (the “Counterparty”) on a Trade Date of 17 March 2020, as evidenced by a Confirmation dated 17 March 2020, as the same may be amended or amended and restated from time to time (the “Confirmation”). This notice constitutes a Counterparty Election Notice for the purposes of the Confirmation.

Capitalised terms not otherwise defined in this letter shall have the same meanings given to them in the Confirmation.

[1.    End of Initial Hedging Period. Pursuant to the definition of “Initial Hedging Period” appearing in the “Equity Amounts” section of the Confirmation, the Counterparty wishes to end the Initial Hedging Period on the effective date of this Counterparty Election Notice, as determined pursuant to the paragraph “Effective Date of Counterparty Election Notice” appearing in the “Equity Amounts” section of the Confirmation”.]

OR

[1.    Amendment of terms. With effect from the date determined pursuant to the paragraph “Effective Date of Counterparty Election Notice” appearing in the “Equity Amounts” section of the Confirmation, the following amendment[s] shall be made to the terms and conditions of the Transaction:

(a)	[The Maximum Number of Shares set out in the definition of “Maximum Number of Shares” appearing in the “Equity Amounts” section of the Confirmation shall be [•][1] or, if greater, the aggregate Number of Shares as at the effective date of this Counterparty Election Notice.]

(b)	[The price set out in the definition of “Maximum Share Reference Price” appearing in the “Equity Amounts” section of the Confirmation shall be [USD][•]]

(c)	[The percentage in limb (b)(ii) of the definition of “Target Daily Shares” appearing in the “Equity Amounts” section of the Confirmation shall be [•][2]%]]

2.     Representations, Warranties and Undertakings. Paragraph 7, “Additional Representations and Undertakings” of the Confirmation shall apply with respect to this Counterparty Election Notice as if each of such representations, undertakings, warranties and covenants of the Counterparty were set out in full herein and repeated on the date of this Counterparty Election Notice, save that references to the Transaction shall be references to the Transaction as amended by this Counterparty Election Notice.

3.     Governing law and Jurisdiction. The Governing Law and Jurisdiction provisions of the Agreement shall apply in respect of this Counterparty Election Notice.

Yours faithfully,

1 Not to exceed the then prevailing Maximum Number of Shares

2 Not to exceed [*]%

for and on behalf of ENEL S.pA.